Letter of Intent

Intermont Resources LLC

Dr. M. Claiborne Newton, President

1621 Central Ave

Cheyenne, WY 82001 USA

Re: Proposed Joint Venture

Dear Dr. Newton:

This letter confirms that Inception Mining, Inc. will be forming a joint venture arrangement with Intermont Resources LLC on mutually agreeable terms. Based upon the information currently known, the proposed joint venture for the evaluation and possible development of twelve Nevada mineral properties which have been evaluated by Intermont Resources LLC using its proprietary methods will be formed subject to the following:

1. The Joint Venture Agreement—Basic Terms. The written joint venture agreement (the “Joint Venture Agreement”) will include the terms mutually agreed to by the parties. To facilitate the negotiation of a Joint Venture Agreement, the parties agree that Inception Mining, Inc.’s lawyer will prepare the initial draft.

2. Access; Confidentiality; Certain Limitations. Each party will afford the other party access to such party, its personnel, properties, contracts, books and records and all other documents and data, subject to the Confidentiality Agreement entered into between Intermont Resources LLC and Inception Mining, Inc. on July 10, 2014, which remains in full force and effect. Consistent with that Confidentiality Agreement: (a) Inception Mining, Inc. will make all requests for any information concerning Intermont Resources LLC to Dr. M. Claiborne Newton; (b) Intermont Resources LLC will make all requests for any information concerning Inception Mining, Inc. to Michael Ahlin; (c) no party will make any inquiries of the other’s customers, suppliers, lenders, employees or other persons having dealings with that party without the express prior written consent of the representative of that party designated above (which may be withheld for any reason and for no reason); and (d) in recognition of the competitive relationship between the parties as to certain products and in order to protect the parties’ operations and business if the proposed joint venture is not formed (i) the parties will develop procedures to protect certain sensitive information and the persons who may have access to it and (ii) all disclosures will be made in accordance with the requirements of applicable antitrust and securities laws.

3. Exclusive Dealing. Until the later of (a) 90 days after the Signing Date (as defined in numbered paragraph 6 below) or (b) the Termination Date (as defined in numbered paragraph 6 below):

i. Neither Intermont Resources LLC nor Inception Mining, Inc. will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to a joint venture with such person involving the proposed business of the joint venture; and

ii. Intermont Resources LLC and Inception Mining, Inc. will immediately notify the other party regarding any contact between such party or its representatives and any other person regarding any such proposal or any related inquiry.

4. Costs. Inception Mining, Inc. and Intermont Resources LLC will be responsible for and bear all of their respective costs and expenses, including expenses and fees of their representatives and agents, incurred at any time in connection with pursuing or consummating the proposed joint venture. Inception Mining, Inc. and Intermont Resources LLC represent that they have no outstanding payment obligations, including any broker’s, finder’s or similar payments, related to the proposed joint venture or related to the properties to be contributed to the proposed joint venture.

5. Governing Law. This letter will be governed by and construed under the laws of the State of Utah without regard to the laws of that jurisdiction that would make such choice ineffective.

6. Termination. This letter will remain in effect from the date this letter is signed on behalf of Intermont Resources LLC (the “Signing Date”) until the Termination Date (as defined below). This letter will automatically terminate on June 1, 2015, and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of this letter will not affect the liability of a party for breach of any of numbered paragraphs 2 through 9 prior to the termination. Upon termination of this letter, the parties will have no further obligations hereunder, except for those in numbered paragraphs 2 through 9, which will survive any such termination.

7. No Liability. The provisions of this letter, other than numbered paragraphs 2 through 9, are intended only as an expression of intent on behalf of Inception Mining, Inc. and Intermont Resources LLC, are not intended to be legally binding on Inception Mining, Inc. or Intermont Resources LLC and are expressly subject to the execution of an appropriate Joint Venture Agreement. Moreover, except as expressly provided in numbered paragraphs 2 through 9 (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct or failure to act relating to the proposed joint venture, or relating to the negotiation of the terms of the proposed joint venture or any Joint Venture Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of Inception Mining, Inc. or Intermont Resources LLC. The parties confirm that the formation of the proposed joint venture and the execution, delivery and performance of the proposed Joint Venture Agreement is subject to the satisfactory completion of the ongoing investigation by Inception Mining Inc. of Intermont Resources LLC’s business, properties and other assets relating to the proposed joint venture and the approval by Inception Mining, Inc.’s board of directors.

8. Entire Agreement. This letter constitutes the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter hereof. This letter may be amended or modified only by a writing executed by all of the parties.

9. Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter.

Very truly yours,

INCEPTION MINING, INC.

By:	/s/ Michael Ahlin
Name:	Michael Ahlin
Title:	CEO

Accepted as to numbered paragraph 1

and agreed to as to numbered paragraphs

2 through 9 on February 19, 2015.

INTERMONT RESOURCES LLC

By:	/s/ M. Claiborne Newton
Name:	M. Claiborne Newton
Title:	Intermont Resources LLC